Exhibit 10.4

NOTE AND SECURITY AGREEMENT

(Escrow/Holdback Amounts)

$2,500,000.00	February 17, 2022

FOR VALUE RECEIVED, the receipt of which is hereby acknowledged Creative Realities, Inc., a Minnesota corporation (“CRI”), and Reflect Systems, Inc., a Delaware corporation (“RSI” and together with CRI, each a “Borrower” and collectively, the “Borrowers”), hereby, jointly and severally, promise to pay to the order of RSI Exit Corporation, a Texas corporation, in its capacity as the representative of the Stockholders (the “Stockholders’ Representative”), the principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). This Note (as defined below) is being delivered pursuant to Section 3 of that certain Amendment to Agreement and Plan of Merger dated February 7, 2022, which amends the Agreement and Plan of Merger dated November 12, 2021 (as amended from time to time, the “Merger Agreement”) by and among the Borrowers, the Stockholders’ Representative and the other parties thereto. Capitalized terms used in this Note have the meanings set forth in the Merger Agreement, unless otherwise defined. The following is a statement of the rights of the Stockholders’ Representative under this Note and Security Agreement (this “Note”) and the conditions to which this Note is subject, and to which the Stockholders’ Representative, on behalf of the Stockholders, by acceptance and execution of the acknowledgment of this Note below, agrees:

1. Interest. The outstanding principal balance of this Note outstanding from time to time shall bear interest at a fixed rate equal to the Applicable Federal Rate for short term obligations for the month of February 2022 (which is determined to be 0.59%). At any time an Event of Default exists and is continuing, the interest rate applicable to this Note may be increased at the discretion of the Stockholders’ Representative to an amount that is two percent (2.00%) in excess of the amount otherwise due under the Note. Accrued and unpaid interest shall be due and payable with each payment or prepayment of principal as set forth in Section 2, below.

2. Payments and Prepayments. Borrowers shall, jointly and severally, make payment of the amounts evidenced by this Note on the fifteenth (15th) day of each month, commencing on March 15, 2022, in equal monthly principal installments of $104,166.67. Any remaining or unpaid principal and interest shall be due and payable on February 17, 2023 (the “Maturity Date”). The principal balance of this Note (together with accrued but unpaid interest on such principal amount) may be prepaid in whole at any time or in part from time to time without penalty or premium. Any and all amounts payable by Borrowers under this Note shall be made to Computershare Trust Company, N.A. (the “Escrow Agent”) for deposit into the “Indemnity Escrow Fund” (as defined in that certain Escrow Agreement of even date herewith by and between the Stockholders’ Representative, CRI and the Escrow Agent (the “Escrow Agreement”)). For the avoidance of doubt, payments of Borrowers’ obligations under this Note are not limited to the Collateral and/or the products of the Collateral.

To the extent that any Parent Indemnified Party is finally determined by a court of competent jurisdiction (i.e. all appeals exhausted) to be entitled to any Losses under Merger Agreement, or CRI and Stockholders’ Representative agree in writing as the amount of such Losses and provide joint instructions to the Escrow Agent, the amount of such Losses shall be applied as a payment of principal due hereunder in the inverse order of maturity.

3. Collateral Security. The Borrowers hereby grant the Stockholders’ Representative a first-lien security interest in the Collateral as collateral security for the Borrowers’ obligations under this Note. For this purpose, “Collateral” shall mean, collectively: (i) either Borrower’s contracts specified on Annex A (collectively, the “Contracts”), (ii) all Accounts arising under the Contracts, (ii) any Supporting Obligations related to the Accounts arising under the Contracts; (iii) all books and records pertaining to the Collateral, and (iv) the products and/or Proceeds of the foregoing, in each case whether now owned or acquired in the future.

All of the capitalized terms used in clauses (i) through (iv) above shall have the meanings ascribed to them under the UCC as in effect, from time to time, in the State of New York; provided, however, that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest granted hereunder in any Collateral is governed by the UCC as in effect in a jurisdiction other than New York, then an affected capitalized term shall have the meaning ascribed to it under the UCC as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

This Note is subject to a Lien Subordination Agreement dated of even date herewith between the Slipstream Communications, LLC, an Anguillan limited liability company and senior lender to Borrowers (“Senior Lender”) and Stockholders’ Representative. Borrower hereby authorizes Stockholders’ Representative to file such financing statements, financing statement amendments and continuation statements as Stockholders’ Representative shall reasonably determine necessary or appropriate to perfect or continue the perfection of the security interest granted hereby and to reflect the assignments contemplated herein.

4. Representations and Warranties. Each Borrower is duly formed and validly existing and in good standing under the laws of the State of Delaware, with the power and authority to own its properties and conduct its business as now conducted and proposed to be conducted. Each Borrower has the full legal power, right and authority to enter into this Note and to grant to Stockholders’ Representative the security interest in the Collateral contemplated herein. This Note has been duly executed and delivered by the Borrowers and constitutes the valid and binding obligations of the Borrowers, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5. Event of Default. Any of the following shall constitute an “Event of Default”:

(i) A default in the payment in full of any amounts due and owing under this Note on or prior to the due date therefor as specified in Section 1 above, subject to Borrower’s ability cure such default within ten (10) days of such due date;

(ii) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Borrower shall (A) commence a voluntary case or proceeding; (B) consent to the entry of an order for relief against it in an involuntary case; (C) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; or (D) make an assignment for the benefit of its creditors;

(iii) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against either Borrower in an involuntary case, (B) appoints a trustee, receiver, assignee, liquidator or similar official for either Borrower or substantially all of either Borrower’s properties, or (C) orders the liquidation of either Borrower, and in each case the order or decree is not dismissed within ninety (90) days; or

(iv) If the Borrower (A) shall consent to the taking of possession by any official of all or any substantial part of the Collateral, whether or not any such proceeding is instituted, (B) shall dissolve, wind-up or liquidate itself or any substantial part of its property, or (C) shall take any action in furtherance of any of the foregoing.

Upon an Event of Default and so long as Borrowers have outstanding obligations to the Senior Lender, the Stockholders’ Representative’s sole recourse shall be against the Collateral. Stockholders’ Representative may accelerate the amounts due under this Note after an Event of Default, but may only collect such accelerated amounts from the Collateral (including any proceeds thereof). At any time an Event of Default exists and is continuing, the Stockholders Representative may require that Borrowers deposit the Collateral proceeds into a separate bank account maintained for the benefit of the Stockholders’ Representative and Borrowers agree that they shall transfer such proceeds of the Collateral within twenty (20) days of receipt thereof by the Borrowers. The Stockholders’ Representative need not provide, and the Borrowers hereby waive, any presentment, demand, protest or other notice of any kind, and the Stockholders’ Representative may immediately and without expiration of any grace period enforce any and all of its rights and remedies against the Collateral hereunder and all other remedies available to it against the Collateral under applicable law. The Borrowers shall be responsible for the Stockholders’ Representative’s costs reasonably incurred in the collection of amounts owing under this Note (as set forth in Section 7(g) below), and if any such costs are incurred, then amounts received from Borrowers under this Note shall first be applied to costs of collection, then to the principal balance under this Note.

6. Notices. All notices under this Note must be in writing and will be deemed to have been duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served: (a) by facsimile; (b) by overnight courier; or (c) by prepaid registered mail, return receipt requested to the appropriate notice address set forth in the Merger Agreement or the Escrow Agreement or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

7. General Provisions.

(a) Upon receipt of evidence reasonably satisfactory to the Borrowers of the loss, theft, destruction or mutilation of this Note, the Borrowers shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal and interest amount of this Note.

(b) Any provision of this Note may be amended, waived or modified upon the written agreement of the Borrowers and the Stockholders’ Representative. Any waiver of any provision of this Note shall be effective only in the specific instance and for the specific purpose for which given.

(c) The rights and obligations of the Borrowers and the Stockholders’ Representative of this Note shall be binding upon and benefit their respective successors, assigns, heirs, administrators and transferees.

(d) This Note shall be governed by and construed under the laws of the State of New York, without regard to its conflicts-of-law provisions.

(e) No delay or failure on the part of the Stockholders’ Representative to collect amounts owing under this Note or to exercise any rights or remedies hereunder or under applicable law shall operate as a waiver thereof.

(f) Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

(g) The Borrowers shall, jointly and severally, pay all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel actually incurred at standard hourly rates) incurred by the Stockholders’ Representative, its successors and permitted assigns in connection with the enforcement or protection of its rights in connection with this Note.

(h) This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Note may be transmitted by facsimile or email PDF and such facsimile or email PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Borrowers has caused this Note to be executed and delivered by its duly authorized representative as of the date indicated above.

BORROWERS:	Creative Realities, Inc.

	By:	/s/ Will Logan
	Name:	Will Logan
	Title:	Chief Financial Officer

Reflect Systems, Inc.

	By:	/s/ Will Logan
	Name:	Will Logan
	Title:	Chief Financial Officer

Acknowledged and Agreed:

STOCKHOLDERS’ REPRESENTATIVE:	RSI Exit Corporation

	By:	/s/ William E. Warren
	Name:	William E. Warren
	Title:	President

Signature Page to Note and Security Agreement